Exhibit 99.1

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC., DECLARES QUARTERLY CASH DIVIDEND

Nampa, ID (February 13, 2009) – Home Federal Bancorp, Inc. (Nasdaq GS: HOME), the parent company of Home Federal Bank, announced today that its Board of Directors declared a quarterly cash dividend of $0.055 per share on its common stock.  The dividend will be paid on March 13, 2009, to stockholders of record as of February 27, 2009.

“While we recorded a net loss in the quarter ended December 31, 2008, as a result of the provision for loan losses, Home Federal Bank continues to remain well-capitalized at over three times the regulatory minimum requirement,” stated Len E. Williams, President and CEO of the Company and the Bank. “The Company is well positioned to continue executing its strategic plan which includes market growth driven by the expansion of our branch network and business banking services.  Additionally, we remain committed to our recently announced share repurchase program. To date, we have repurchased over 555,000 shares under the program.”

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920.  The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one commercial loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME.”  The Company's stock is also included in the Russell 2000 Index.  For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: the ability to maintain current dividend payments or increase dividend payouts to stockholders, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.